Exhibit 10.1

UNIVERSAL HEALTH SERVICES, INC.

2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

1. Purpose. The purpose of this 2010 Employees’ Restricted Stock Purchase Plan (the “Plan”), is to secure for Universal Health Services, Inc. (the “Company”) the benefits of the additional incentive resulting from the ownership of its Shares of Class B Common Stock, par value $.01 per share (the “Shares”), by selected employees of, and consultants to, the Company or its subsidiaries (for convenience such persons are hereinafter collectively referred to as “employees”) who are important to the success and the growth of the business of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such persons.

2. Restricted Stock Committee. The Plan will be administered by the compensation committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3)).

3. Shares Subject to Plan. Subject to the adjustment provisions of paragraph 9, the number of shares of Class B Common Stock which may be issued or sold under the Plan shall not exceed 4,000,000.

Shares sold under the Plan may be authorized and unissued Shares of Class B Common Stock, issued Shares of Class B Common Stock held in the Company’s treasury, or both. Should any Shares sold pursuant to the Plan be repurchased by the Company or surrendered to the Company for the satisfaction of applicable tax withholding, such Shares shall again become available for sale hereunder. All awards of restricted stock under the Plan are deemed issued and outstanding for all purposes. Subject to adjustment under paragraph 9, the number of shares of Class B Common Stock which may be issued or sold under the Plan to any employee during any calendar year shall not exceed 800,000.

4. Employees Eligible. Shares may be sold pursuant to the Plan to all employees and consultants of the Company and its subsidiaries (including officers of the Company or any of its subsidiaries whether or not they are also directors of the Company or any of its subsidiaries). For purposes of the Plan, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). In making determinations as to whom Shares should be sold, the Committee shall take into consideration an employee’s present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant.

5. Purchase of Shares, Price and Delivery of Payment. Subsequent to a determination by the Committee that Shares shall be sold pursuant to the Plan, the Company or a subsidiary shall deliver to the employee a letter advising him of such determination. Within 30 days of the date of such letter, the employee must complete the Restricted Stock Purchase Agreement enclosed therewith and return it to the Company along with payment in full by cash or check. The price of each Share sold pursuant to the Plan shall be the par value thereof at the time of sale. Prior to delivery by an employee to the Company of a completed Restricted Stock Purchase Agreement and payment in full for the Shares, the Committee may, at its discretion, revoke its decision to sell Shares to an employee.

6. Restrictions. All Shares sold pursuant to the Plan shall be sold subject to a Restricted Stock Purchase Agreement which gives the Company the right to repurchase all or a portion of such Shares, for an amount equal to the price paid by the employee, in the event that the employee’s employment terminates for any reason (subject to any exceptions as the Committee may specify) before such restrictions lapse pursuant to the vesting conditions set forth in such Restricted Stock Purchase Agreement. Each employee shall also be required to agree that all Shares purchased by the employee pursuant to the Plan are purchased for investment purposes and not for the purpose of resale or other distribution thereof.

Notwithstanding the foregoing, in the event that an employee of the Company or one of its subsidiaries who has purchased Shares under the plan terminates his employment with such employer and immediately commences employment with the Company or a different subsidiary thereof, such event shall not be treated as a termination of

A-1

employment under the Plan, and the Company’s repurchase rights with respect to such Shares shall not be triggered by such event. Upon the termination of employment in such cases, the Restricted Stock Purchase Agreement entered into between such employee and his employer may be assumed by the new employer or cancelled and replaced by a new Restricted Stock Purchase Agreement between the transferring employee and the employer.

6A. Performance-Based Awards. The provisions of this paragraph 6A will apply to awards under the Plan that are intended to generate “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of the Code). Awards made under this paragraph will be interpreted and construed accordingly.

(a) Shares issued or sold pursuant to this paragraph 6A shall be subject to such performance-based conditions as the Committee deems appropriate, consistent with the requirements of this paragraph and Section 162(m) of the Code. A performance condition established by the Committee in connection with a sale or issuance of Shares pursuant to this paragraph must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the condition is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) based on one or more of the following performance criteria:

(i) attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii) attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii) attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv) achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(v) attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi) attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii) attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix) attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

(x) growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

If and to the extent permitted under Section 162(m) of the Code, performance conditions may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or certification of the achievement of performance conditions to which awards covered by this paragraph are subject.

(b) Upon the expiration of the performance period applicable to a performance-based award, the Committee will certify in writing the extent to which the performance conditions applicable to the award and any other material terms were in fact achieved and the percentage of such award that has been earned.

(c) The Board of Directors may re-submit the performance goals contained in this Section 6A for shareholder approval from time to time in order to satisfy the shareholder approval conditions relating to the

A-2

for exemption of Plan compensation from the deduction limitations of Section 162(m) of the Code, it being understood that, under current law, such re-submission would be first be required to be made at the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2015.

7. Transferability. No Shares subject to repurchase by the Company may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated, by the purchase of such Shares. Any attempt to do any of the foregoing shall be null and void and may cause the immediate forfeiture of such Shares.

8. Right to Terminate Employment or Service. Nothing in the Plan or in any Restricted Stock Purchase Agreement shall confer upon any employee the right to continue in the employment or other service of the Company or affect the right of the Company to terminate the employee’s employment or other service at any time, subject, however, to the provisions of any agreement between the Company and the employee.

9. Withholding. Notwithstanding anything to the contrary contained herein, the vesting or lapse of the Company’s repurchase right with respect to Shares issued hereunder shall be subject to and conditioned upon the satisfaction by the employee of applicable tax withholding obligations. The Company and its subsidiaries may require the employee to remit an amount sufficient to satisfy applicable withholding taxes and/or deduct or withhold all or part of such amount from any payments otherwise payable to the employee (whether or not under this Plan). The Committee, acting in its sole and absolute discretion, may permit an employee to satisfy the employee’s tax withholding obligation arising with respect to the vesting of Shares by surrendering (or having the Company retain) Shares that would otherwise become unrestricted, provided, however, that the fair market value of the Shares so surrendered or retained (on the date the applicable tax withholding is satisfied) for the satisfaction of applicable tax withholding shall not be greater than the minimum amount required to be withheld pursuant to applicable law.

10. Adjustment Upon Changes in Capitalization, etc. In the event of one or more stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations or any other change in the character or amount of the Company’s Shares, the number, kind and purchase price of Shares which may thereafter be sold under the Plan and the number of Shares that may be issued or sold to any individual employee during any calendar year shall be adjusted as determined by the Board, in its sole discretion, to give effect thereto, and all new, substituted or additional securities to which any employee may become entitled by reason of the employee’s ownership of Shares previously purchased or issued pursuant to the Plan shall be subject to the terms of the Plan and the Restricted Stock Purchase Agreement under which such Shares were purchased or issued.

11. Amendment or Termination of Plan. The Board of Directors shall have the authority to amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect the rights of any employee with respect to Shares previously sold hereunder. Notwithstanding the above, no amendment to the Plan will become effective without the approval of the Company’s stockholders if such amendment would increase the number of shares which may be issued under the Plan or if such approval is necessary or desirable to comply with applicable law or exchange requirements.

12. Expiration of the Plan. Unless sooner terminated by the Board of Directors, shares may be sold under the Plan at any time and from time to time, prior to the tenth anniversary of the date the Plan is adopted. Any Shares sold under the Plan that remain outstanding on or after such expiration date shall remain subject to the terms of the applicable Restricted Stock Purchase Agreement and the Plan until any restrictions thereon have lapsed or they have been repurchased by the Company.

13. Effective Date of Plan. The Plan shall become effective on May 19, 2010, subject, nevertheless, to approval by the Stockholders representing at least a majority of the Common Stock votes of the Company present or represented at the 2010 Annual Meeting of Stockholders.

A-3